SECOND

                         AMENDED AND RESTATED AGREEMENT

                                 BY AND BETWEEN

                           DIXIE NATIONAL CORPORATION

                                      AND

                         UNIVERSAL MANAGEMENT SERVICES




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                               TABLE OF CONTENTS



                                                             Page

1.   Approvals Required for Effectiveness. . . . . . . . . . .  1

2.   Maintenance of Value. . . . . . . . . . . . . . . . . . .  1

3.   Method of Placement . . . . . . . . . . . . . . . . . . .  2

4.   Acquisition of Common Stock of Phoenix Medical
     Management. . . . . . . . . . . . . . . . . . . . . . . .  2

5.   Option to Assist in Placement of Additional Shares. . . .  3
     5.1 . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     5.2 . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     5.3 . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

6.   Additional Market Makers. . . . . . . . . . . . . . . . .  3

7.   Board Representation. . . . . . . . . . . . . . . . . . .  4

8.   Termination . . . . . . . . . . . . . . . . . . . . . . .  4

9.   Representations and Warranties of UMS . . . . . . . . . .  4

10.  Representations and Warranties of DNC . . . . . . . . . .  5

11.  Identity of Purchasers. . . . . . . . . . . . . . . . . .  6

12.  Notice. . . . . . . . . . . . . . . . . . . . . . . . . .  6

13.  General Provisions. . . . . . . . . . . . . . . . . . . .  7
     13.1      Entire Agreement. . . . . . . . . . . . . . . .  7
     13.2      No Waiver . . . . . . . . . . . . . . . . . . .  7
     13.3      Binding Agreement . . . . . . . . . . . . . . .  7
     13.4      Headings. . . . . . . . . . . . . . . . . . . .  7
     13.5      Expenses. . . . . . . . . . . . . . . . . . . .  7
     13.6      Cooperation . . . . . . . . . . . . . . . . . .  7
     13.7      Execution . . . . . . . . . . . . . . . . . . .  8
     13.8      Governing Law . . . . . . . . . . . . . . . . .  8
     13.9      Severability. . . . . . . . . . . . . . . . . .  8
     13.10     Interpretation. . . . . . . . . . . . . . . . .  8
     13.11     Extension of Time. . .  . . . . . . . . . . . .  8
     13.12     Remedies. . . . . . . . . . . . . . . . . . . .  8

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                     SECOND AMENDED AND RESTATED AGREEMENT


     HERETOFORE on or about October 27, 1994, Dixie National Corporation, a Mississippi corporation ("DNC"), entered into a contract (the "Agreement") with Universal Management Services, a Nevada corporation ("UMS"), pursuant to which UMS agreed to assist DNC in the placement of DNC's common stock pursuant to Regulation S as promulgated by the Securities and Exchange Commission of the United States ("SEC") under the Securities Act of 1993 ("the Act"), and,

     SUBSEQUENTLY, on or about March 24, 1995, the Agreement of October 27, 1994, was amended by the execution of a Restated Agreement (the "Restated Agreement", collectively with the Agreement, the "Agreements") to reflect changes in circumstances which had occurred subsequent to the execution of the Agreement, and,

     WHEREAS, additional changes in circumstances and objectives have occurred subsequent to the execution of the Agreements and both DNC and UMS desire at this time to amend and restate the Agreements to accurately reflect the present circumstances of the parties and their current objectives.

     NOW, THEREFORE, for the consideration herein stated, DNC and UMS agree as follows:

     1. Approvals Required for Effectiveness. At the time of the execution hereof, DNC is the parent company of Dixie National Life Insurance Company ("Dixie Life"), an insurance company domiciled in the State of Mississippi. DNC has entered into a Letter of Intent pursuant to which DNC will sell all of the common stock of Dixie Life which it owns. In the event DNC has not closed the sale of Dixie Life before the occurrence of events provided in the Agreement and herein which would constitute a change of control of Dixie Life, the parties agree that the Agreements as amended and restated herein, shall not be effective and binding until and unless the approval of the Commissioner of Insurance of the State of Mississippi, to the extent required, is obtained on a timely basis.

     2. Maintenance of Value. Previously, in a transaction closed November 29, 1994, DNC had received shares of the common stock of Alanco Environmental Resources, Inc. (Alanco) as consideration for 2,000,000 shares of DNC common stock purchased by certain non-United States entities (the "November Transaction"). Under the Agreements, UMS had the obligation to cause the purchasers of DNC common stock to maintain the value of certain securities conveyed to DNC in consideration for the DNC common stock. The purchasers of the DNC common stock in the November



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Transaction  agreed to maintain the value of the Alanco stock at a minimum level of $2,000,000 for a period specified in the Agreement by delivering additional shares of Alanco, if required. The parties now agree to permit the purchasers of the DNC stock in the November Transaction to utilize securities other than Alanco common shares for the purposes of maintaining such value. The parties therefore agree that the purchasers of the DNC stock may satisfy the obligation to maintain the value of the consideration paid to DNC by depositing not only Alanco stock, but shares of other common stock of companies which are currently traded on NASDAQ, the American Stock Exchange or the New York Stock Exchange. The parties further agree that the period of time during which the purchasers of DNC common stock in the November Transaction shall be required to maintain the value of the consideration paid to DNC at a minimum of $2,000,000 shall be extended to the latter of the closing date for the sale of Dixie Life to Standard Management Corporation or ninety (90) days after cancellation of the agreement relating to such sale. UMS will take such steps as are necessary to obtain the binding agreement of the original purchasers of the DNC stock in the November Transaction to maintain the value thereof as herein set forth.

     3. Method of Placement. UMS agrees to use its best effort to assist DNC in the placement of its common stock by locating individuals capable and qualified to purchase DNC common stock pursuant to Regulation S. With the exception of the placement of a portion of the shares as provided in Paragraph 4 hereof, such placement shall be pursuant to and in compliance with Regulation S as promulgated by the SEC under the Act as well as in compliance with other provisions of the Act including, but not limited to, notice to the purchasers in any Regulation S sale of the purchaser's inability to resell of such stock within the United States within forty days of such purchase. Further, such sales or placements shall be in compliance with the laws and regulations of the political subdivision within which the purchasers of such securities reside or are domiciled and in compliance with the laws and regulations of such other political subdivisions as may have jurisdiction over the sales or placements.

     4. Acquisition of Common Stock of Phoenix Medical Management. In consideration of UMS's successful efforts in assisting DNC in the sale of its common stock, DNC grants to UMS the option to assist DNC in acquiring shares of Phoenix Medical Management, Inc., an Arizona corporation ("PMM"), as follows:

     (a) By exchanging 2,000,000 shares of DNC common stock for shares equal to 16% of the outstanding shares of the common stock of PMM.

     (b) By DNC issuing 100,000 shares of its common stock for an option to acquire the remaining 84% of the outstanding


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     shares  of the  common  stock of PMM in  consideration  for  10,400,000 shares of DNC common stock.

          (c) In the exchange of DNC's stock for shares of PMM, to the extent the owners of the PMM stock are non-residents of the United States, such exchange shall be made pursuant to provisions of Regulation S under the Act. As to the owners of PMM stock who reside in the United States and where such exchange involves a United States transaction, such exchange shall be pursuant to a private placement exemption available under the Act.

     5.  Option  to   Assist  in  Placement  of  Additional   Shares.   For the
consideration herein before stated, DNC grants to UMS the option to use its best efforts to assist DNC in placing additional shares of DNC common stock in foreign transactions with certain foreign investors known to UMS, in the amount and manner as hereinafter provided. The purchase or placement under this paragraph shall be subject to the following terms and conditions:

                  5.1 All sales or placements shall be made under and in compliance with Regulation S as promulgated by the SEC under the Act.

                  5.2 All sales or placements shall be made in compliance with the laws and regulations of the political subdivisions which have jurisdiction over the purchaser and/or the transaction.

                  5.3 If UMS has effected the transactions pursuant to Paragraph 4, UMS shall have the right to place or acquire such additional number of shares that may be required to bring the total shares purchase or placed by UMS under the Agreements and this Second Amended and Restated Agreement to 14,500,000. The right to place shares of DNC common stock pursuant to this Paragraph 5 shall expire on June 30, 1995. The net price to be received by DNC for DNC common stock issued hereunder for assets or other readily marketable assets under Paragraph 5 shall be the greater of $1.00 per share or 60% of the market price of such DNC common stock on the date of such sale or placement. Such market price shall be deemed to be the average of the average bid and average asked price as quoted on the NASDAQ quotation system on the date of such sale or placement.

     6. Additional Market Makers. UMS agrees to exert its best efforts to secure additional market makers to participate in making a market in DNC stock on the NASDAQ quotations.


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     7.  Board   Representation.  The  Board  of  Directors  of DNC   presently
consists of 9 individuals. At such time as DNC has sold or placed not less than 6,425,000 shares of its common stock as a direct result of the efforts of UMS hereunder, a sufficient number of the then existing Directors of DNC shall resign so that the investors purchasing the aforesaid amount of common stock shall have the ability to elect a majority of the Board of Directors of DNC as such Board is thus constituted.

     8. Termination. The parties agree that this agreement calls for various actions to be taken in a sequential manner with the right to exercise later rights being dependent upon completion in a timely manner of the preceding steps. Therefore, the parties acknowledge and agree that in the event of the termination of this Contract or any rights hereunder resulting hereunder or herefrom, such termination will have no effect on any completed transaction or transactions, each of which shall stand alone and shall be considered completed, valid and binding.

     9.  Representations   and  Warranties  of UMS.  UMS  repeats and confirms
the  representations  and   warranties  heretofore  made in the  Agreement and
Restated Agreement and confirms that the present directors of UMS are:

                  D. R. Ellenbecker
                  4110 North Scottsdale Road, Suite 200
                  Scottsdale, Arizona  85260

                  Norman E. Meyer
                  4110 North Scottsdale Road, Suite 200
                  Scottsdale, Arizona  85260

                  Kevin L. Jones
                  9175 East Winchcomb Dr.
                  Scottsdale, AZ 85260

                  John E. Haggar
                  4110 N. Scottsdale Rd., Suite 215
                  Scottsdale, AZ 85251

                  The current officers of UMS are:

                  Kevin L. Jones, President
                  9175 East Winchcomb Dr.
                  Scottsdale, AZ 85260

                  John Haggar, CFO, Secretary and Treasurer
                  4110 N. Scottsdale Rd., Suite 215
                  Scottsdale, AZ 85251

                  D.R. Ellenbecker, Chairman and CEO


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                  4110 North Scottsdale Road, Suite 200
                  Scottsdale, Arizona  85260

                  Dean A. Douglas, COO
                  64266 East Whispering Tree
                  Tucson, AZ 85737

     10. Representations and Warranties of DNC. DNC repeats and confirms the representations and warranties heretofore made in the Agreement and Restated Agreement and confirms that the present directors of DNC are:

                  T.H. Etheridge
                  P.O. Drawer 577
                  Carthage, MS 39051

                  John E. Haggar
                  4110 N. Scottsdale Rd., Suite 215
                  Scottsdale, AZ 85251

                  Robert B. Neal
                  P.O. Box 22587
                  Jackson, MS 39225-2587

                  Dennis Nielsen
                  2560 Neff's Circle
                  Salt Lake City, Utah 84109

                  Joe D. Pegram
                  P.O. Box 389
                  Oxford, MS 38655

                  S.L. Reed, Jr.
                  107 Executive Center
                  Hilton Head Island, SC 29928

                  James G. Ricketts
                  4110 N. Scottsdale Rd., Suite 235
                  Scottsdale, AZ 85121

                  Herbert G. Rogers, III
                  P.O. Box 807
                  New Albany, MS 38652

                  W.A. Taylor, Jr.
                  939 W. Main
                  Louisville, MS 39339

                  The present officers of DNC are:

                  S.L. Reed, Jr.


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                  Chairman and Chief Executive Officer
                  107 Executive Center
                  Hilton Head Island, SC 29928

                  Robert B. Neal
                  President
                  P.O. Box 22587
                  Jackson, MS 39225-2587

                  Monroe M. Wright
                  Senior Vice President and Treasurer
                  P.O. Box 22587
                  Jackson, MS 39225-2587

                  Jerry M. Greer
                  Senior Vice President and Secretary
                  P.O. Box 22587
                  Jackson, MS 39225-2587

                  Thomas F. Flowers
                  Senior Vice President Marketing
                  P.O. Box 22587
                  Jackson, MS 39225-2587

     11. Identity of Purchasers. UMS acknowledges that, in order for DNC to comply with the requirements and provisions of the Act and regulations promulgated thereunder, it is necessary that DNC know the identities of those who will acquire the common stock of DNC pursuant hereto. UMS agrees to make such information available to DNC in sufficient time in advance of the consummation of the transactions contemplated by Paragraph 5 in order that DNC may satisfy itself in this regard.

     12. Notice. Any notice given hereunder shall be given in writing, signed by the party giving such notice, and signed by the party giving such notice, and shall be sent by Federal Express or UPS overnight mail service, with proper postage and registration fees prepaid, addressed to the party for whom intended or by hand delivery only to the addressee at the following address:

                  To DNC:           President
                                    Dixie National Corporation
                                    3760 I-55 North
                                    Jackson, MS 39211

                                    with Copy to:

                                    James H. Neeld, III, Esq.
                                    Wells, Moore, Simmons & Neeld
                                    1300 Deposit Guaranty Plaza
                                    Jackson, MS 39201


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                  To UMS:           President
                                    Universal Management Services
                                    4110 N. Scottsdale Road, Suite 215
                                    Scottsdale, AZ 85251

or to such other address as the party being given such notice shall from time to time designate to the other by notice given in accordance herewith. The effective date of any notice given pursuant to this Agreement shall be the date that the notice is received by DNC or UMS, as the case may be, if by hand delivery, or as evidenced by the date indicated on the delivery receipt of such notice, if by Federal Express or UPS overnight mail service.

     13.      General Provisions.

                  13.1 Entire Agreement. This writing constitutes the entire agreement of DNC and UMS with respect to the subject matter of this transaction and may not be modified or amended except by a written agreement specifically referring to this Agreement signed by both DNC and UMS. This agreement supersedes any prior agreement between UMS and DNC except for the Agreements.

                  13.2 No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  13.3 Binding Agreement. This Agreement shall be binding upon and inure to the benefit or detriment of DNC and UMS, their respective successors, assigns, and legal representatives.

                  13.4 Headings. The paragraph headings contained in this Agreement are inserted for convenience of reference only, and shall not be construed as defining, limiting, extending or describing the scope of this Agreement, any paragraph or subparagraph hereof, or the intent of any provision hereof.

                  13.5     Expenses. DNC and UMS shall pay their own expenses in
                  connection   with   this   Agreement   and  the   transactions
                  contemplated in connection with this Agreement.

                  13.6 Cooperation.DNC and UMS shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested in order to carry out the provisions and purposes of this Agreement.


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                  13.7     Execution.  This Agreement may be executed in one or
                  more counterparts, all of which taken together shall be deemed one original.

                  13.8 Governing Law. This Agreement, as amended, shall be governed by and construed in accordance with the laws of the State of Mississippi.

                  13.9 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall be held invalid or unenforceable under any applicable law, such invalidity or unenforceability shall not affect any other provision of this Agreement that can be given effect without the invalid or unenforceable provision, or the application of such provision to other Persons or circumstances, and, to this end, the provisions hereof are severable.

                  13.10    Interpretation.  This   Agreement   shall    not   be
                  construed or interpreted in favor of or against DNC or UMS on the basis of draftsmanship or preparation of the Agreement.

                  13.11    Extension  of  Time. The  parties may,  but  only  by
                  written amendment hereto, extend any time period set forth herein. Any time period dependent upon an earlier time provision which is extended shall be executed from the term equal to the length of the underlying extension.

                  13.12 Remedies. The rights and remedies of DNC and UMS hereunder shall not be mutually exclusive; i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof. DNC and UMS acknowledge, confirm, and agree that damages will be inadequate for a breach or a threatened breach of this Agreement and, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing contained herein shall limit or affect any rights at law or by statute or otherwise of either party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intent of DNC and UMS and this provision to make clear that the agreement of DNC and UMS is that the respective rights and obligations of DNC and UMS shall be enforceable in equity as well as at law or otherwise.




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     IN  WITNESS  WHEREOF,  the  parties  hereto  have executed this Amended and
Restated Agreement effective as of the 24th day of March, 1995.

                                    DIXIE NATIONAL CORPORATION


                                    By:___________________________

                                    Title:________________________

                                    Executed:_____________________
ATTEST:


________________________
SECRETARY

                                    UNIVERSAL MANAGEMENT SERVICES


                                    By:___________________________

                                    Title:________________________

                                    Executed:_____________________

ATTEST:


________________________
SECRETARY


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